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                            ADVANCED MAGNETICS, INC.


          Exhibit 11 - Statement re: Computation of Per Share Earnings
            Attached to and made part of Part II of Form 10-Q for the
        Three-Month Periods Ended December 31, 1997 and 1996 (unaudited)

                                                                                   December 31
                                                                  ----------------------------------------------
                                                                         1997                       1996
                                                                  -------------------        -------------------

Weighted average number of shares issued and outstanding                   6,743,589                  6,742,358
Common stock equivalents                                                         ---                     90,817
                                                                  ------------------         ------------------
As adjusted                                                                6,743,589                  6,833,175
                                                                  ==================         ==================



As a result of a net loss in the quarter ended December 31, 1997, common stock equivalents are not included in the calculation of weighted average shares when their effect would be antidilutive.